Exhibit 99.1

June 28, 2016

Mr. David M. Cote

Chairman and Chief Executive Officer

Honeywell International Inc.

115 Tabor Road

Morris Plains, NJ 07950

Re: Business Continuity Agreement

Dear Dave:

I am pleased to confirm in this letter (the “Agreement”) additional terms and conditions related to the valuable services that you provide to Honeywell International Inc. (“Honeywell” or the “Company”) and its shareowners. After carefully considering what is in the best interests of the Company’s shareowners regarding leadership continuity and the creation of long-term shareowner value, the independent directors of the Board of Directors (the “Board”), at its meeting on June 28, 2016, unanimously approved with immediate effect the terms and conditions described below. This Agreement amends, restates and terminates in its entirety the letter agreement dated December 10, 2014 between you and Honeywell (the “2014 Agreement”), which letter agreement shall no longer have any force or effect. Accordingly, the Performance Options (as defined under the 2014 Agreement) are hereby rescinded and canceled. The benefits and support described herein are being provided in consideration for your agreement to (i) remain as the Company’s Chief Executive Officer (“CEO”) through March 31, 2017, (ii) provide the Board services and consulting services described in Sections 1 and 2, and (iii) refrain from taking certain actions as described in Sections 3.

1.	Service as Board Chairman

After your resignation as Honeywell’s CEO, you will continue as an employee of the Company in the capacity as Chairman of the Board (“Chairman”) through at least Honeywell’s 2018 shareowners meeting, subject to the decision of the Board to nominate you as the Chairman of the Board and approval by Honeywell’s shareowners at its annual shareowners meeting, as contemplated by the Company’s bylaws. While serving as Chairman as described above, you (a) shall be compensated at an annualized rate of $500,000 per year, (b) shall not be eligible to participate in Honeywell’s annual incentive compensation plan (except as expressly set forth herein), (c) shall not be eligible for any additional grants of equity (e.g., stock options and RSUs), (d) shall not be eligible for other Board fees, (e) shall continue to be covered under the CEO security plan, including continuing access to the Company’s aircraft/helicopters on substantially the same terms and conditions as you currently enjoy as CEO, and (f) shall be eligible for other employee benefits (e.g., health care coverage) on the same terms and conditions as other Honeywell employees.

2.	Post-Retirement Consulting Services

For each of the five (5) 12-month periods commencing on the date your service as Chairman of the Board ends (each a “Post-Retirement Year”), you agree to make yourself reasonably available during normal working hours to consult with the CEO or Board, or their respective delegees, at their discretion and at no additional cost, for up to one hundred (100) hours per Post- Retirement Year (the “Consulting Services”). You will be reimbursed for expenses incurred in connection with providing the Consulting Services in accordance with Company policy. Notwithstanding the foregoing, the Board may, in its sole discretion, waive the requirement that you perform the Consulting Services for such period if you are unable to perform such services due to a period of public service. The Board will consider any request for such a waiver in good faith.

3.	Conditions Applicable to Benefits and Support Granted Under This Agreement

The rights and benefits described in this Agreement are subject to the following terms and conditions (collectively the “Conditions Precedent”):

•	Prior to March 31, 2017, you may not engage (which includes pursuing any CEO opportunities you may become aware of through unsolicited contacts), or knowingly permit another person to engage on your behalf, in an external search for a new position with another unrelated employer as CEO unless you incur an involuntary Termination of Employment not for Cause (as defined in your Employment Agreement, dated February 17, 2002, as amended from time to time, the “Employment Contract”) or a voluntary Termination of Employment for Good Reason (as defined in your Employment Contract) prior to March 31, 2017; and
•	Prior to March 31, 2017, and other than your current responsibilities with (i) the Federal Reserve Bank of New York as a Class B Director, (ii) the Council on Foreign Relations as a Board Director, (iii) Temasek Holdings Limited as a Board Director, and (iv) Ripplewood Holdings and KKR as an unpaid Senior Advisor, you may not accept a position with another company, organization or entity, including any governmental agency or quasi-governmental body, unless (A) you incur an involuntary Termination of Employment not for Cause (as defined in your Employment Contract) or a voluntary Termination of Employment for Good Reason (as defined in your Employment Contract) prior to March 31, 2017, or (B) the Board has otherwise consented to your service in such position. Notwithstanding the foregoing, after December 31, 2016, you may accept a position that will commence after your retirement as CEO (other than a CEO position or a position, including a position as a member of a board of directors, with a firm that would be violative of your noncompetition covenants in favor of the Company) without the advance approval of the Board; provided, that you shall be required to resign as Chairman if you become an employee of any other entity[1]; and

[1]	For purposes of determining whether an affiliation with another entity would be violative of this paragraph or would require you to resign as Chairman, you may request an advisory opinion from the Company’s General Counsel in advance of accepting such position. The Company’s General Counsel may consult the other members of the Board to determine, in good faith, whether your acceptance of such position would violate the terms or spirit of this Agreement.

•	You have not violated the terms of any noncompetition, nonsolicit, confidentiality or intellectual property covenants applicable to you under the Honeywell International Inc. Noncompete Agreement for Senior Executives, dated April 5, 2011, between you and Honeywell (the “Noncompetition Agreement”), your Employment Contract, and any equity award agreement that contains similar proscriptions and covenants; and
•	You agree that the Noncompetition Agreement between you and the Company shall be amended by substituting a five (5) year restriction on competition for the two (2) year period set forth in such Noncompetition Agreement; and
•	You must not be terminated for Cause (as defined in your Employment Contract).

If the Company determines, in its good faith judgment, that you have not satisfied one or more of the Conditions Precedent, Honeywell shall have the right, along with any other legal or equitable remedies of which it may be able to avail itself, to withhold and/or recoup the value of any consideration you realize pursuant to this Agreement and/or discontinue the provision of any post-retirement support described in this Agreement; provided, however, that the Company shall not have any of the rights or remedies described in this sentence unless (A) the Company gives you written notice of its intention to terminate your benefits and support under this Agreement, setting forth in reasonable detail your specific conduct that the Company considers to constitute a violation of the Conditions Precedent and the specific provision of this Section 3 on which it relies, and stating the date, time and place of a Special Board Meeting relating thereto (which shall be no less than 30 days following the date you receive such written notice), (B) you are given an opportunity to cure such conduct within 30 days following receipt of such notice, if cure is possible, and an opportunity to be heard at the Special Board Meeting, and (C) a resolution is duly adopted at the Special Board Meeting stating that, in the good faith determination of the Board, you are guilty of the conduct described in the written notice, such conduct has not been cured and such conduct constitutes a violation of the Conditions Precedent. This Agreement is intended to supplement, not supersede, any other rights Honeywell may have to recoup equity awards under applicable law (including the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act) or the terms of the applicable stock plans or award agreements, or to pursue other rights or remedies described more fully in any other agreement between you and the Company.

4.	Post-Retirement Support

If you (i) retire from Honeywell as CEO on March 31, 2017, (ii) provide the Consulting Services, and (iii) satisfy the Conditions Precedent (collectively, the clauses set forth in (i) through (iii) of this Section 4, the “Requirements”), you shall be provided with the following:

a.	Support Services. During the period of your Board service and for so long as you provide the Consulting Services, you will be provided with office space, secretarial support (reasonably selected by you), office services (at a single location reasonably selected by you (the “Base Location”)) and IT services (at the Base Location and two other locations reasonably selected by you from time to time (collectively, the “IT Support Locations”)) (collectively “Support Services”). The Support Services shall

The determination of the Company’s General Counsel shall be binding as to any requirement to resign as Chairman if you ultimately accept such position.

generally be located at and supporting you from the Base Location; provided, however, IT services shall be provided on-site at the IT Support Locations either directly by Honeywell or through a third-party licensed contractor supervised by Honeywell, and remotely to the extent reasonably practicable while you are traveling away from the IT Support Locations. For purposes of providing secretarial support, you may hire one assistant (“Assistant”) at a compensation package comparable to the compensation package available to your executive assistant as of March 31, 2017. Your Assistant shall be assigned to the Base Location; provided, however, if you would like the Assistant to travel with you (whether to any other IT Support Location or otherwise), any incremental costs thereof shall be your sole responsibility.

b.	Timeshare Lease. The Company shall enter into a timeshare lease of Company aircraft with you in form and substance substantially similar to Exhibit A attached hereto (or, if the Federal Aviation Administration’s regulations are materially amended, other comparable arrangement that does not require the Company to materially change the way it currently operates its aircraft) (in each case, the “Timeshare Lease”). Such Timeshare Lease shall be for a term of twenty (20) years, commencing after your retirement date from Honeywell’s Board. During the term of the Timeshare Lease, the Company shall be in operational control of the aircraft subject to the Timeshare Lease agreement and you will be required to reimburse the Company for the costs associated with utilizing aircraft at the maximum rates permitted by the Federal Aviation Administration pursuant to FAA Title 14, Part 91.501 (b)(6), as amended from time to time.

5.	Base Salary as CEO

For the remainder of your career as CEO, you will receive a base salary that is no less, on an annualized basis, than your base salary for 2016.

6.	Incentive Compensation Plan (“ICP”) Payments and Performance Relationship

While you serve as Honeywell’s CEO, you will be entitled to ICP participation and payouts, including, without limitation, for the 2016 performance year as determined by the Board in the ordinary course and paid at the same time as ICP awards are paid to other Honeywell officers. If you remain as CEO through March 31, 2017, you shall be entitled, for the 2017 performance year, to no less than 50% of your ICP payout, as determined by the Board in the ordinary course and paid at the same time as ICP awards are paid to other Honeywell officers. For purposes of determining what constitutes “ordinary course,” the Board shall determine your ICP awards for 2016 and 2017 by applying the same formulaic metrics as it applies to other Honeywell officers, and, subject to the terms of your Employment Contract, shall use your prior year actual award payout in each case as the baseline target award for the current year against which such metrics will be applied (i.e., the 2015 performance year actual award for 2016 and the 2016 performance year actual award for 2017).

7.	Equity Awards and Vesting

Provided you are still serving as Honeywell’s CEO on the award date, you shall be entitled to a grant of stock options in February 2017. The size and terms of the award shall be determined by the Board in the ordinary course and will be consistent with prior awards. Subject to your compliance with the Requirements, all outstanding, unvested stock options that do not vest automatically pursuant to the retention agreement between you and the Company dated July 29, 2011 (the “2011 Agreement”) will remain outstanding and continue to vest as scheduled. You shall have the full remaining term to exercise (i.e., typically 10 years from the date of each stock option grant) all of your vested and unexercised stock options, subject to the terms and conditions generally applicable to vested options, applied consistently to all senior executives, that permit early cancellation of options in the event of certain corporate transactions (such as, for example, going-private or other change in control events).

8.	Retention Adjustment

If you retire from Honeywell as CEO on March 31, 2017, the portion of your 2014 performance year ICP payout that was not treated as pensionable earnings ($500,000) shall be treated as pensionable earnings. Moreover, solely for purposes of determining your nonqualified pension benefit, the effective date of your resignation as CEO shall be considered your last day of employment with the Company.

9.	Growth Plan

Notwithstanding anything in the Honeywell Stock Plans and the Growth Plan award agreements to the contrary (and without limitation to your other rights to payment thereunder), and subject to your compliance with the Requirements, you shall receive Growth Plan payments for (i) the then-current Growth Plan performance cycle in which your retirement as CEO occurs, and (ii) any unpaid tranche for the Growth Plan performance cycle that was completed prior to March 31, 2017. In each case such payments shall be based on actual Company performance against plan goals and shall be made at the same time as such awards are paid to other Honeywell officers in accordance with the applicable Growth Plan award agreements. Any payments with respect to the 2016-17 performance cycle shall be made in shares of Honeywell common stock and shall be subject to a one (1) year holding requirement.

10.	Change in Control

In the event of a Change in Control (as defined in the Honeywell Stock Plans, as amended or in effect from time to time (the “Stock Plans”)) prior to March 31, 2017, any unvested stock options shall be treated consistent with the terms of the Stock Plans, the applicable Award Agreements, your Employment Contract, this Agreement and any other written agreements between you and the Company.

In the event of a Change in Control (as defined in the Honeywell Stock Plans, as amended or in effect from time to time (the “Stock Plans”)) of the Company prior to March 31, 2017, (i) to the extent adjusted, converted or exchanged pursuant to the terms of the Stock Plans, ICP or other applicable plan or agreement, any stock option awards, GPU awards or ICP awards (including any new awards or securities into which such awards are adjusted, converted or exchanged) that have not vested or been terminated as of the date of the Change in Control will continue to vest in accordance with and remain subject to the terms of the applicable plans or agreements and the terms of this Agreement (including, without limitation, Section 11 of this Agreement), (ii) with respect to any ICP awards, stock option awards or GPU awards that are not adjusted, converted or exchanged, you shall be entitled to the vesting and other benefits described in Sections 6, 7 and 9 of this

Agreement on the date of such Change in Control (and you will be deemed to have met the Requirement that you remain as CEO through March 31, 2017), and (iii) for the avoidance of doubt, you shall remain eligible to receive the benefits and support described in Sections 4 and 8 of this Agreement subject to the satisfaction of the applicable terms and conditions.

11.	Termination Other Than for Cause

In the event you incur an involuntary Termination of Employment not for Cause (as defined in your Employment Contract) – including the Board’s decision not to nominate you as Chairman prior to Honeywell’s 2018 shareowners meeting – or a voluntary Termination of Employment for Good Reason (as defined in your Employment Contract) on or prior to the later to occur of March 31, 2017 and the date on which you no longer serve as the Chairman of the Board, without limitation to any rights you have under your Employment Contract or any other plan, agreement or arrangement with Honeywell, you will be deemed to have met the Requirement that you remain as CEO at least through March 31, 2017 and you shall therefore be entitled to the benefits and support described in Sections 4, 6, 7, 8, and 9 of this Agreement.

12.	Termination for Cause

In the event you are terminated by the Company for Cause (as defined in your Employment Contract) prior to the later to occur of March 31, 2017 and the date on which you no longer serve as the Chairman of the Board, this Agreement shall immediately terminate and the Company shall cease to have any further obligation to provide any of the payments or benefits described in this Agreement.

13.	Death

Your rights to the post-retirement support described in Section 4 above shall cease upon your death. In addition, and for the avoidance of doubt (without limitation to any rights you have under your Employment Contract or any other plan, agreement or arrangement with Honeywell), upon your death, you or your estate shall nevertheless be entitled to the benefits described in Sections 7 and 8 of this Agreement (and you will be deemed to have complied with and satisfied all of the Requirements with respect to such benefits). In addition, if your death occurs in 2016, you shall be entitled to your ICP payout for the 2016 performance year (determined as though you had remained continuously employed through the payment date of the ICP), as determined by the Board in the ordinary course and paid at the same time as ICP awards are paid to other Honeywell officers. If your death occurs in 2017 (and prior to April 1, 2017), you shall be entitled to your ICP payout for the 2017 performance year (determined as though you had remained continuously employed as CEO through March 31, 2017), as determined by the Board in accordance with Paragraph 6 above.

14.	Modification and Waiver

This Agreement may be amended or modified only by an agreement in writing. The failure by you or the Company to declare a breach or otherwise to assert its rights under this Agreement shall not be construed as a waiver of any right that you or the Company has under this Agreement.

15.	Other Agreements

This Agreement does not amend the 2011 Agreement. Rather, such agreement and this Agreement are to be read independently of each other with respect to the awards and benefits covered thereby. Notwithstanding the foregoing, the obligation to provide twelve (12) months of notice and transition services under the 2011 Agreement shall be waived and the carve out for excluded grants under Section 1(ii) of the 2011 Agreement is also hereby amended by replacing twelve (12) months with six (6) months.

16.	Agreement to Retire

You agree that you will tender your resignation as the Company’s CEO effective at midnight on March 31, 2017. After your resignation as CEO, should the shareowners of the Company not approve of your continued service as Chairman, or if the Board decides not to nominate you to serve as Chairman after Honeywell’s 2018 shareowners meeting, as described in Section 1, you agree to voluntarily retire from and terminate your employment with Honeywell effective as of the date requested by the Board. Accordingly, your termination of employment as Honeywell’s CEO or as Chairman shall not be treated as other than a voluntary resignation under your Employment Contract or otherwise.

17.	Dispute Resolution and Governing Law

This Agreement shall be interpreted, construed, and governed according to the laws of the State of New York, without regard to its conflict of laws provision. You and Honeywell agree to resolve any disputes concerning this Agreement by means of arbitration to be held by a single mutually agreeable neutral arbitrator in the Borough of Manhattan, New York City, pursuant to rules to be mutually agreed upon you and Honeywell, or if you and Honeywell are unable to agree, the rules of the American Arbitration Association. If you and Honeywell cannot agree on an arbitrator, you shall select an arbitrator, Honeywell shall select an arbitrator, and the two selected arbitrators shall select a third arbitrator who shall serve as the single mutually agreed neutral arbitrator.

18.	Section 409A

You and the Company intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) shall comply with Section 409A, and this Agreement shall be administered, interpreted and construed in a manner that does not result in the imposition of additional taxes, penalties or interest under Section 409A. You and the Company agree to negotiate in good faith to make amendments to the Agreement, as we mutually agree are necessary or desirable to avoid the imposition of taxes, penalties or interest under Section 409A.

Notwithstanding anything in the Agreement to the contrary, in the event you are deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and you are not “disabled” within the meaning of Section 409A(a)(2)(C) of the Code, no payments in this Agreement that are “deferred compensation” subject to Section 409A shall be made to you before the date that is six months after the date of your “separation from service” (as defined in Section 409A) or, if earlier, your date of death. Following any applicable six month delay, all such delayed payments shall be paid in a single lump sum on the earliest date permissible under Section 409A that is also a business day.

For purposes of Section 409A, each of the payments that may be made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exceptions under subparagraph (iii) and subparagraph (v)(D)) and other applicable provisions of Treasury Regulation §§ 1.409A-1 through A-6.

For the avoidance of doubt, it is intended that any in-kind benefit provided to you or expense reimbursement made hereunder shall be exempt from Section 409A. Notwithstanding the foregoing, if any in-kind benefit or expense reimbursement made hereunder shall be determined to be “deferred compensation” within the meaning of Section 409A, then (i) the amount of the in-kind benefit or expense reimbursement during one taxable year shall not affect the amount of the in-kind benefits or expense reimbursement during any other taxable year, (ii) the expense reimbursement shall be made on or before the last day of your taxable year following the year in which the expense was incurred and (iii) the right to in-kind benefits or expense reimbursement hereunder shall not be subject to liquidation or exchange for another benefit.

Please indicate your acceptance of the terms and conditions of this letter by returning a signed copy of this letter to my attention.

Thank you. We look forward to your continued leadership.

/s/ D. Scott Davis
D. Scott Davis
Chairman
Management Development and Compensation Committee
Board of Directors
Honeywell International Inc.

Read and Accepted:

/s/ David M. Cote	Date: June 28, 2016
David M. Cote
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